Exhibit 20.8
                                                                 ------------

Deloitte &
   Touche LLP
                Certified Public Accountants      Suite 2500
                                                  l00 Southeast Second Street
                                                  Miami, Florida 33131-2135
                                                  Telephone: (305) 358-4141
                                                  Facsimile: (305) 372-3160

Independent Accountant's Report

To Lennar Partners, Inc.:

We have examined management's assertion about Lennar Partners, Inc.'s ("the Company") compliance with the minimum servicing standards identified in the Mortgage Banker's Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as applicable to the special servicing of commercial and multifamily mortgage loans as of and for the year ended December 31, 1996 included in the accompanying management assertion. Management is responsible for the Company's compliance with those applicable minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned applicable minimum servicing standards as of and for the year ended December 31, 1996 is fairly stated, in all material respects.


/s/   Deloitte & Touche LLP

February 6, 1997



DeloitteTouche
Tohmatsu
International

LENNAR PARTNERS

February 6, 1997


Chase Manhattan Bank
CCMB Servicing Division
380 Madison Avenue - 11th Floor
New York, NY 10017
Attention  Janice Smith, V.P.

Re:      Annual Independent Public Accountant's Servicing Report
         Chase Commercial Mortgage Securities Corporation
         Commercial Mortgage Pass-Through Certificates, Series 1996- 2

To Whom it May Concern:

As of and for the year ended December 31, 1996, Lennar Partners, Inc. has complied in all material respects with the applicable minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers applicable to the commercial and multifamily mortgages for the special servicer as noted in the attachment to this assertion. As of and for this same period, Lennar Partners, Inc. had in effect a fidelity bond in the amount of $7,500,000 and errors and omissions policy in the amount of $10,000,000.

Sincerely,


LENNAR PARTNERS, INC.

/s/ Thekla Blaser

Thekla Blaser
CFO


cc:      LaSalle National Bank
         135 South LaSalle Street
         Suite 1740
         Chicago, IL 60603
         Attn: Asset-Backed Securities Trust Services

         Chase Manhattan Bank
         450 West 33rd Street - 15th Floor
         New York, NY 10001
         Attention: Structured Finance Services (MBS)


760 NW 107th Avenue, Suite 400, Miami, Florida 33172
Telephone       305/220-4300    FAX  305/226-3428


         Standard & Poor's Ratings Group
         26 Broadway
         New York, NY 10004
         Attention: Commercial Mortgage Surveillance

         Fitch Investors Service
         One State Street Plaza
         New York, NY 10004
         Attention: Commercial Mortgage Surveillance